Exhibit 99.1

For Immediate Release

For further information, contact:

Socket Communications Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, LLC
510/744-2735	818/556-3700
dave@socketcom.com	ir@mkr-group.com

Socket Communications Reports First Quarter Revenue of $6.8 million
 Revenues up 14 Percent Sequentially

NEWARK, Calif. - April 26, 2006 - Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported record revenue of $6.8 million for the first quarter ended March 31, 2006, up 13 percent over first quarter 2005 revenue of $6.0 million and a 14 percent increase over revenue of $5.9 million for the previous quarter.

Net loss applicable to common stockholders for the first quarter was $0.4 million, or $0.01 per share, compared to a net loss of $0.4 million, or $0.01 per share, in the first quarter of 2005. The net loss in the first quarter of 2006 includes expense of $0.3 million, or $0.01 per share, from the expensing of stock options required by Financial Accounting Standard 123(R).

The balance sheet at March 31, 2006 included a 10 percent increase in cash and cash equivalents to $7.5 million compared to the previous year-end, and no long-term debt.

"We are pleased with the positive growth momentum generated in the first quarter, which reflects higher sales across our broad family of bar code scanning products and increases in OEM sales of industrialized ruggedized handheld devices that embed Socket Bluetooth modules," said Kevin Mills, president and CEO of Socket Communications. "While some of our customers continue to experience delays from Pocket PC transitions to the new Microsoft Windows Mobile 5.0 operating system upgrade, our outlook remains positive as more and more enterprises are using mobile devices to improve productivity. We believe these transitional issues are nearing completion but will continue to impact enterprise deployments and our sales growth during the second quarter."

"During the quarter, we continued to grow our base of Strategic Vertical Integrators and are actively supporting them as they integrate our products into their mobile enterprise solutions. Our recently announced new bar code scanning product, the Cordless Ring Scanner, is now shipping, and our CompactFlash Wireless LAN 802.11g card will begin shipping within the next few weeks. With these new product introductions and the numerous mobile device applications under development, we believe we are well positioned to exercise opportunities for growth as we see stability return to our markets," Mills said.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 p.m. Pacific Daylight Time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay. Participants may join the call by telephone at (877) 407-8033 or (201) 689-8033, or hear a replay via telephone at (877) 660-6853 or (201) 612-7415, using account number 286# followed by access code 199172# for a week following the call. The call will also be broadcasted over the Internet on VCall.com and may be accessed through the Company's website at http://www.mkr-group.com/SCKT/conference.html.

About Socket Communications
Socket Communications (NASDAQ: SCKT) develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDAs, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class third party software developers and OEMs, Socket Mobility Friendly® products drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or http://www.socketcom.com/.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements indicating a positive outlook for our business, statements predicting trends and opportunities in the markets in which we sell our products, including the anticipated completion of the market transition to the Windows Mobile 5.0 operating system, and other market opportunities and trends tied to the introduction of third-party products such as the Windows Mobile 5.0 operating system and mobile handheld devices, and statements forecasting market acceptance of and demand for our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that market trends and opportunities, such as the anticipated completion of the market transition to the Windows Mobile 5.0 operating system, may not materialize as quickly or as robustly as we anticipate, if at all, the risk of delays in our ability to design, manufacture and market new products due to technological, market, or financial factors, including the availability of necessary working capital, and risks related to our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Increasing Mobile Productivity, Mobility Friendly, ScanSource, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. ©2006, Socket Communications, Inc. All rights reserved.

- Financial tables to follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2006	2005
Revenue	$ 6,759	$ 5,982
Cost of revenue	3,385	2,934
Gross profit	3,374	3,048
Gross profit percent
	50%	51%
Research & development	1,137	889
Sales & marketing	1,762	1,635
General & administrative	842	833
Amortization of intangibles	36	95
Total operating expenses	3,777	3,452
Interest (income) expense, net	(34)	(12)
Net (loss) income	(369)	(392)
Preferred stock dividends	(11)	(12)
Net (loss) income applicable to common stockholders	$ (380)	$ (404)
Net income (loss) applicable to common stockholders per share: Basic and diluted	$ (0.01)	$ (0.01)
Weighted average shares outstanding: Basic and diluted	30,395	30,155

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2006 (Unaudited)	December 31, 2005*
Cash	$ 7,486	$ 6,833
Accounts receivable	3,603	2,953
Inventories	2,294	2,195
Other current assets	268	315
Property and equipment, net	767	628
Goodwill	9,798	9,798
Intangible technology	713	749
Other assets	154	164
Total assets	$ 25,083	$ 23,635

Accounts payable and accrued liabilities	$ 4,212	$ 3,346
Bank line of credit	2,747	2,309
Deferred income on shipments to distributors	955	1,114
Capital leases/other non-current liabilities	40	51
Common and convertible preferred stock**	51,398	50,704
Accumulated deficit	(34,269)	(33,889)
Total liabilities and equity	$ 25,083	$ 23,635
*Derived from audited financial statements.
**Remaining Series F Preferred stock converted to common stock on March 21, 2006

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